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                                                                 EXHIBIT (a)(8)


                                  [BELK LOGO]


FOR MORE INFORMATION:                                           NEWS RELEASE
Steve Pernotto
Executive Vice President
Belk, Inc.
Charlotte, NC
704-357-1064, Ext. 3618

               BELK, INC. ELECTS NEW DIRECTORS AT ANNUAL MEETING,
                    ANNOUNCES RESULTS OF STOCK TENDER OFFER

         CHARLOTTE, N.C., May 28, 2003 -- Belk, Inc. stockholders today elected THOMAS C. NELSON, president and chief executive officer of National Gypsum Company, to a three-year term on the company's board of directors.

         Other current board members reelected were H.W. MCKAY BELK, president of merchandising, marketing and merchandise planning of Belk, Inc. and B. FRANK MATTHEWS, II, vice chairman of the board and a long-time Belk, Inc. executive who retired from the company in 1999.

         The company also announced that KARL G. HUDSON, JR., another long-time Belk, Inc. executive, is retiring from the board. Hudson had served on the Belk, Inc. board of directors since Belk, Inc. was formed in 1998 and was chairman of its audit committee. He retired as an employee of the company in 1990.

         "We're pleased to welcome Tom Nelson to our board," said JOHN M. BELK, chairman and chief executive officer of Belk, Inc. "He has proven himself as an outstanding business and community leader and we believe he will bring a fresh and valuable perspective to our board.

         "We also express our sincere thanks and gratitude to Karl Hudson for his invaluable contributions to the success and growth of Belk over a dedicated career spanning over 70 years. He has provided wise counsel and leadership to our company over many years, and he will be greatly missed."

         Tom Nelson has served as president and chief executive officer of National Gypsum Company since 1999. From 1995 to 1999, he served as the company's vice chairman and chief financial officer. He is also a general partner of Wakefield Group, a North Carolina based venture capital firm.

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         Mr. Nelson previously held positions with Morgan Stanley and Co. and the U.S. Defense Department as Assistant to the Secretary and White House Fellow. He is vice chairman and a member of the board of directors of National Gypsum Company and its affiliates and is a director of several other privately held companies. He also is a member of the boards of The Business Roundtable, the Foundation for the Carolinas, the United Way of the Central Carolinas, the Charlotte Chamber of Commerce, the Mecklenburg County Council of the Boy Scouts of America and the Blumenthal Performing Arts Center.

BELK, INC. STOCK SELF TENDER OFFER RESULTS ANNOUNCED

         The company reported to stockholders that a total of 2,808,998 shares of Belk, Inc. stock were tendered by 128 shareholders in response to the company's stock buy-back offer announced on March 13, and the company will pay $26,685,481 to acquire those shares. The company had offered to purchase up to 3 million shares of its class A and/or class B common stock at $9.50 per share.

Note: Certain statements made in this Press Release are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the Company's future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as "may," "will," "intend," "project," "expect," "anticipate," "believe," "estimate," "continue," or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; the successful completion of the tender offer; changes in interest rates and in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our distribution consolidations; and changes in accounting standards or legal or regulatory matters detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.


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